UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HERCULES INCORPORATED

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June 20, 2003

Dear Fellow Shareholder:

       As we approach the annual meeting and election of Hercules directors, you should pay close attention to this central issue: do you want your Company to continue implementing a well-conceived plan based on in-depth knowledge of Hercules' business that has delivered improved operating results over the last two years? Or do you want to risk Hercules' future by giving control of your Company to dissident director Sam Heyman and his handpicked directors?

       We believe the answer is clear: vote FOR Hercules' nominees to enable continued progress under a program that is working and creating positive momentum. In order to protect your interests and the Company's future, we strongly recommend that you vote for the Hercules nominees—and reject the dissident slate that Heyman is paying to run—by signing, dating and returning the enclosed GOLD proxy card.

VOTE TO KEEP THE PROGRESS AT HERCULES ON TRACK

       Since my appointment as Chairman and CEO in 2001, the people of Hercules have turned a distressed corporation into a sound, financially viable company—an organization that is delivering growth in sales and operating profits from ongoing businesses, and importantly, an organization that is generating strong cash flow from our businesses.

       The success of Hercules' efforts over the past two years—including the sale of the Water Treatment business for $1.8 billion in cash and the implementation of Work Process Redesign initiatives—has been repeatedly recognized by the financial community. As stated by David Begleiter and Laurence Alexander of Deutsche Bank in their report, The Greek God Returns:

''With the sale of BetzDearborn and a successful, ongoing cost reduction and work-process redesign program, Hercules is in its best operating and financial shape in years.'' (9/4/02)

       There's no question that Hercules has made great strides due to the hard work and dedication of a talented employee base. Furthermore, our business continues to improve at a strong and sustainable rate, as evidenced in our first quarter 2003 performance—which followed significant improvement in 2002.

       Net sales in the first quarter of 2003 were $441 million, an increase of 10% from the same period last year and a 4% increase compared to the fourth quarter of 2002. Profit from operations in the first quarter of 2003 was $59 million compared to $54 million in the same period in 2002, a 9% improvement—and profit from ongoing operations increased at more than double that rate.

       We believe that if Heyman were to gain control of the Board and your Company at this critical juncture, the interests of shareholders would be ill served.

DON'T TRUST HEYMAN WITH THE FUTURE OF YOUR COMPANY

       Heyman is attempting to seize control of the Board and your Company by painting what we believe is a grossly distorted picture of Hercules' financial health and the accomplishments of the people of Hercules. But don't be misled by his words—while control of the Board and Hercules would benefit Heyman, we do not believe it would be in the best interests of other shareholders.

       We believe Heyman has never really tried to work with Hercules in any constructive way. Rather, in our view, he has disrupted the Board's activities and normal business operations.

       Despite the fact that Hercules is a much-improved company today—a fact widely acknowledged in the financial community and the industry—Heyman has insisted on dragging Hercules into another proxy contest in an attempt to take control of your Company without giving shareholders anything in return. Remember, he is not offering to buy your Hercules shares or to pay you—or any other shareholder—a premium for control of your Company.

ELECTING THE COMPANY'S NOMINEES WILL HELP
KEEP HERCULES MOVING IN THE RIGHT DIRECTION

       We believe Heyman's proxy campaign, which simply aims to further his personal agenda, is not in your best interests. Heyman has not offered what we consider a realistic or credible business plan for Hercules. Moreover, we strongly believe that the actions Heyman proposes to take, if he is allowed to take control of the Board, would adversely affect the execution of our business plan, jeopardize the significant progress we have made to date and threaten the Company's future. We urge you not to be distracted by this corporate raider's rhetoric, which we believe is self-serving and full of misinformation and half-truths.

DON'T STOP HERCULES' PROGRESS

DON'T GIVE CONTROL OF THE BOARD AND YOUR COMPANY
TO HEYMAN AND HIS HANDPICKED NOMINEES

       We strongly recommend that you reject Heyman's proposed slate of nominees, and urge you to vote FOR the Hercules nominees by signing, dating and returning the enclosed GOLD proxy card. We strongly urge you not to sign any white proxy card that may be sent to you by Heyman or his so-called ''Shareholders Committee.'' If you have previously returned a white proxy card, you can automatically revoke it by signing, dating and returning the enclosed GOLD proxy card in the accompanying envelope.

       For more information, please call our proxy solicitors, MacKenzie Partners, toll-free at (800) 322-2885 or collect at (212) 929-5500. Thank you for your continued support.

Sincerely, William H. Joyce Chairman and Chief Executive Officer